UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

1-800 CONTACTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23633	87-0571643
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	Number)	Identification No.)

66 E. Wadsworth Park Drive, Draper, UT		84020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (801) 316-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05            Costs Associated With Exit or Disposal Activities.

On February 16, 2007, the Board of Directors of 1-800 CONTACTS, Inc. (“the Company”) authorized management to close the Company’s ClearLab manufacturing operations in Plymouth, United Kingdom, and to consolidate ClearLab operations in Singapore upon completion of the consultation process mandated by United Kingdom law.  That consultation process has now been satisfied, and the Company is proceeding with the closure and consolidation.  The Company previously announced its intention to consolidate its international manufacturing operations in Singapore and close its Plymouth, UK operation in a press release issued to the optical trade press in the United Kingdom on November 10, 2006, and filed with the SEC as an attachment to Form 8-K on November 16, 2006.

The closure and consolidation decisions announced above follow an extensive review of ClearLab’s manufacturing operations.  The Company initiated the review for two primary reasons:  (1) ClearLab had been sustaining, and was expected to continue to sustain, significant quarterly losses and cash outflows; and (2) both of ClearLab’s manufacturing operations (in the United Kingdom and in Singapore) were operating at approximately 50% of capacity.    Following consolidation of all operations in Singapore, the Company anticipates a significant reduction in unit manufacturing costs.  The Company expects to complete the Plymouth, UK site closure (except for ongoing lease commitments and disposal of surplus equipment) in the first fiscal quarter of 2007, and anticipates that all ongoing obligations relating to the UK operations (including lease commitments and disposal of surplus equipment) will cease no later than the end of 2007. The Company anticipates that all manufacturing activity will be consolidated in Singapore by the end of the third fiscal quarter of 2007.

The Company expects that it will incur the following costs in conjunction with the actions described above:

Description of Costs	Estimated Amount
(in thousands)
Severance/retention costs	$1,320
Termination of lease commitments	1,000 - 2,500
Asset impairment	3,695
Costs to relocate equipment to Singapore	300 - 400
Other expenses	785
Total estimated costs	$7,100 - $8,700

To date, the Company has incurred cash expenditures of approximately $0.8 million relating to the above estimated costs and anticipates future cash expenditures of approximately $2.6 million to $4.2 million related to these costs.

Item 2.06            Material Impairments.

On February 16, 2007, the Company’s management concluded that material charges for impairment to certain assets are required as a result of the authorization by the Company’s Board of Directors to proceed with closure of the Company’s Plymouth, United Kingdom manufacturing operations and consolidation of such operations in Singapore. The total estimated charge related to these impaired assets is approximately $3.7 million and is expected to be recorded in the Company’s fiscal 2006 financial results.  These impaired assets include manufacturing equipment not being relocated to Singapore, leasehold improvements and other office and computer equipment.  The Company does not expect any future cash expenditures related to these estimated impairment charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC.

Date: February 23, 2007	By:	/s/ Robert G. Hunter
	Name:	Robert G. Hunter
	Title:	Chief Financial Officer